UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
INTEGRAL AD SCIENCE HOLDING CORP.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend the Annual Meeting of Shareholders of Integral Ad Science Holding Corp. (“IAS,” the “Company,” “we,” “us” or “our”) to be held on Tuesday, May 7, 2024, at 4:30 p.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/IAS2024. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2027 annual meeting and until their successors are duly elected and qualified;
2.	to approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers;
3.	to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay”), as disclosed in the accompanying proxy statement;
4.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has set the record date as Monday, March 11, 2024. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card or voting instruction form. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

LISA UTZSCHNEIDER
Chief Executive Officer and Director

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
The 2024 Annual Meeting of shareholders of Integral Ad Science Holding Corp. will be held via the internet at www.virtualshareholdermeeting.com/IAS2024 on Tuesday, May 7, 2024, at 4:30 p.m. Eastern Time for the following purposes:
1.	to elect Bridgette Heller, Christina Lema, and Jill Putman to serve as Class III directors until the 2027 annual meeting and until their successors are duly elected and qualified;
2.	to approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers;
3.	to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“Say-on-Pay”), as disclosed in the accompanying proxy statement;
4.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
5.	to transact other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record of our common stock as of the close of business on Monday, March 11, 2024 are entitled to vote. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 7, 2024, at 12 East 49th Street, 20th Floor, New York, NY 10017, and on the date of the meeting on the virtual platform at www.virtualshareholdermeeting.com/IAS2024.
The proxy statement is first being delivered to the Company’s shareholders as of the record date on or about Wednesday, April 3, 2024.
By Order of the Board of Directors

YOSSI ALMANI
Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2024 Annual Meeting of Shareholders (or at any postponement or adjournment thereof). Shareholders who own shares of our common stock, as of the close of business on the record date, Monday, March 11, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 159,761,454 shares of common stock outstanding. Holders of shares of our common stock are each entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of Bridgette Heller, Christina Lema, and Jill Putman as Class III directors to serve on the Board until the 2027 annual meeting and until their successors are duly elected and qualified;
2.	the approval, on a non-binding advisory basis, of the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers;
3.	the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (“Say-on-Pay”), as disclosed in this proxy statement;
4.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
5.	the transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of each of Bridgette Heller, Christina Lema, and Jill Putman as Class III directors;
2.	ONE YEAR, on a non-binding-advisory basis, as the frequency of future shareholder advisory votes on the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
3.	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (“Say-on-Pay”); and
4.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, trustee or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/IAS2024. You will need to log in by entering your unique 16-digit control number included on your proxy card or on the voting instruction form that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2024.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at https://investors.integralads.com and at www.proxyvote.com. In addition, instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or other nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q:	How can I attend the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/IAS2024 and then providing your 16-digit control number. This number is included in your proxy card or voting instruction form.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/IAS2024 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.

List of Shareholders. A list of shareholders entitled to vote at the Annual Meeting will be available for examination on the date of the meeting on the virtual platform at www.virtualshareholdermeeting.com/IAS2024, and for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 7, 2024, at 12 East 49th Street, 20th Floor, New York, NY 10017. To examine the list of shareholders, you must be a shareholder as of the Record Date and will be required to provide a copy of your proxy card or voting instruction form bearing your unique 16-digit control number and a copy of a valid picture identification, such as a driver’s license or passport. To examine the list, the name on the identification must match the name on the proxy card or voting instruction form.
Q:	Why is the Annual Meeting virtual only?
We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.
Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the elections of those nominees. Broker non-votes will not impact the election of the nominees.
PROPOSAL 2 - NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
For purposes of the proposal regarding the frequency of future advisory votes on the compensation of our named executive officers, the option of every one year, two years or three years that receives the highest number of votes cast by shareholders at the Annual Meeting will be the frequency for future shareholder advisory votes on the compensation of our named executive officers selected by shareholders on an advisory, non-binding basis. Abstentions and broker non-votes will not count in the determination of which alternative receives the highest number of votes, and, therefore, will have no effect on the outcome of this Proposal 2. Although the results of Proposal 2 will not be binding on the Compensation and Nominating Committee and our Board, the Compensation and Nominating Committee and our Board value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on the frequency of future advisory votes on the compensation of our named executive officers.
PROPOSAL 3 - NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The affirmative vote of a majority of the voting power of the capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 2. Abstentions will be counted as present and entitled to vote on this proposal and will therefore have the effect of a negative vote. Broker non-votes are not considered entitled to vote on this proposal and, therefore, will have no effect on the approval of this Proposal 3. Although the results of Proposal 3 will not be binding on the Compensation and Nominating Committee and our Board, the Compensation and Nominating Committee and our Board will consider the results of the shareholder vote when making future decisions regarding the compensation of our named executive officers.
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the voting power of the capital stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve Proposal 4. Abstentions will be counted as present and entitled to vote on this proposal and will therefore have the effect of a negative vote. We do not expect broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the 2025 annual meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2025, must be received by the Company’s Secretary at the Company’s principal executive offices at 12 East 49th Street, 20th Floor, New York, NY 10017 no later than December 4, 2024, and must otherwise comply with SEC Rule 14a-8. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2025 (other than pursuant to SEC Rule 14a-8) must comply with the advance notice provisions of the Company’s Bylaws, which require, among other things, that you provide timely written notice of such proposal to the Secretary at the Company’s principal executive offices at the address noted above no later than the close of business on February 6, 2025 and not earlier than the close of business on January 7, 2025. However, if the date of the 2025 annual meeting of shareholders is held within a period that commences more than 30 days before or 70 days after the first anniversary of the 2024 Annual Meeting, then our Secretary must receive the notice no earlier than the close of business on the 120th day prior to the date of the 2025 annual meeting and no later than the close of business on the later of the 90th day prior to the date of the 2025 annual meeting and the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made by us.
In addition to satisfying the foregoing requirements under our Bylaws, including the notice deadlines set forth above and therein, to comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the universal proxy rules), shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, must also provide written notice to our Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices at the address provided above no later than March 8, 2025.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our Charter provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 3, 2024, and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Bridgette Heller	III	62	Director	2021	2024	2027
Christina Lema	III	44	Director	2021	2024	2027
Jill Putman	III	56	Director	2021	2024	2027
Michael Fosnaugh	I	45	Chair of the Board	2018	2025
Rod Aliabadi	I	39	Director	2018	2025
Martin Taylor	I	54	Director	2018	2025
Otto Berkes	II	61	Director	2020	2026
Brooke Nakatsukasa	II	31	Director	2020	2026
Lisa Utzschneider	II	55	Director and Chief Executive Officer	2019	2026
We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to include qualified women and individuals from underrepresented minority groups in the pool from which new candidates are selected. Currently, of the nine directors on our Board, five are women and four identify as ethnically diverse.
The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s independence, (b) the nominee’s diversity, including gender, race, ethnicity and age, (c) the nominee’s skills and experience, in the context of the needs of the Board, including broad professional and leadership expertise to effectively respond to the complex issues encountered by a publicly-traded company, (d) the nominee’s ability to work in and promote a productive environment, (e) the number of other public company directorships held, (f) the nominee’s level of character, ethics and integrity expected by the Company, (g) the nominee’s ability to apply sound and independent business judgment and (h) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Class I directors will serve until the annual meeting of shareholders to be held in 2025, our Class II directors will serve until the annual meeting of shareholders to be held in 2026, and our Class III directors will serve until this Annual Meeting of shareholders. In addition, our Charter provides that a director nominated by Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., Vista Equity Partners Fund VI GP, L.P., VEPF VI GP, Ltd., and VEP Group, LLC (collectively, “Vista”) may be removed with or without cause upon the affirmative vote of shareholders representing at least a majority of the voting power of the then outstanding shares of voting stock; provided, however, that at any time when Vista ceases to beneficially own in the aggregate 40% or more of the voting power of our outstanding shares of capital stock, all directors, including those nominated by Vista, may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon. In addition, our Charter also provides that, subject to the rights granted to one or more series of preferred stock then outstanding and as otherwise set forth in the Director Nomination Agreement (as discussed below), any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause, will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders).
Director Nomination Agreement
In connection with our initial public offering (“IPO”), we entered into a Director Nomination Agreement with Vista. The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista after the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in the Company’s capitalization, or such amount of shares, as adjusted, the “Original Amount”; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to designate a number of members of each committee of our Board in proportion to its percentage ownership of our common stock, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Shareholder Recommendations for Director Nominees
Subject to the requirements of the Director Nomination Agreement, the Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. See “Commonly Asked Questions and Answers About the Annual Meeting—What is the deadline for submitting a shareholder proposal or director nomination for the 2025 annual meeting?” above.
When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors will generally be asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Bridgette Heller	III	62	Director	2021	2024	2027
Christina Lema	III	44	Director	2021	2024	2027
Jill Putman	III	56	Director	2021	2024	2027
*	Ages as of April 3, 2024.
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. Each nominee has consented to be named in this proxy statement and has agreed to serve if elected. We currently have no reason to believe that any of the nominees would be unable or unwilling to serve if elected. However, if before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. In that case, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the 2027 Annual Meeting.
Bridgette Heller has served on our Board since May 2021. Ms. Heller founded the Shirley Proctor Puller Foundation in 2014 and currently serves as its Chief Executive Officer. Previously, from 2016 to 2019, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone S.A. Ms. Heller also previously served as Executive Vice President of Merck & Co., Inc. (NYSE: MRK) and President of Merck’s Consumer Care division from 2010 to 2015. Prior to joining Merck, Ms. Heller was the President of Johnson and Johnson’s (NYSE: JNJ) Global Baby Business Unit from 2007 to 2010, and served as President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. Ms. Heller also served as Executive Vice President and General Manager of The Kraft Heinz Company’s (NASDAQ: KHC) North American Coffee Portfolio from 2002 to 2005. Currently, Ms. Heller is a director on the boards of Dexcom, Inc. (NASDAQ: DXCM), Aramark, Inc. (NYSE: ARMK), and Novartis AG (NYSE: NVS). Ms. Heller received her bachelor’s degree in Economics and Computer Studies from Northwestern University and an MBA from Northwestern University’s Kellogg Graduate School of Management. She is a Trustee of Northwestern, a member of the Weinberg College Board of Visitors and serves on the J.L. Kellogg Global Advisory Board for the Kellogg School.
We determined that Ms. Heller’s extensive business experience, as well as her insights into the area of technology, qualifies her to serve as a director on the Board.
Christina Lema has served on our Board since June 2021. Ms. Lema joined Vista Equity Partners (“Vista”) in February 2012 and currently serves as Managing Director, Deputy Chief Legal Officer and General Counsel. She also serves as a member of Vista’s Private Equity Management Committee, Vista’s governing and decision-making body for the overall management of its private equity platform. Ms. Lema also sits on the boards of Jamf Holding Corp. (NASDAQ: JAMF), and the Vista private portfolio companies, Mindbody, Inc., Greenway Health, LLC and TripleLift, Inc. Previously, Ms. Lema served on the board of Datto Holding Corp. (formerly NYSE: MSP) from 2020 until it was taken private in 2022. Ms. Lema earned a B.A. in Economics and Spanish from the University of Pennsylvania and a J.D. from the Columbia University School of Law. Ms. Lema is currently a member of the State Bar of California.
We determined that Ms. Lema’s expertise in legal matters and experience working with similar companies qualifies her to serve as a director on the Board.

Jill Putman has served on our Board since January 2021 and also serves on the boards of directors of Arctic Wolf Networks and Avalara. Ms. Putman served as the Chief Financial Officer of Jamf Holding Corp. (NASDAQ: JAMF), an enterprise software company, from 2014 until September 2022. From July 2011 to May 2014, Ms. Putman was the Chief Financial Officer of Kroll Ontrack, LLC, an electronic data recovery and destruction company. Ms. Putman has also held senior positions at McAfee and Secure Computing in their finance divisions, and began her career as an auditor at KPMG. Ms. Putman holds a bachelor’s degree in Accounting and Psychology from Luther College, an MBA from the Opus College of Business at the University of St. Thomas, where she currently serves on the Advisory Board for the Opus College, and is a CPA, inactive.
We determined that Ms. Putman’s leadership experience as a board member, CFO and an executive at high-growth technology companies qualifies her to serve as a director on the Board.
Continuing Directors
Michael Fosnaugh, Chair, has served on our Board since June 2018. Mr. Fosnaugh is a Senior Managing Director at Vista, where he is also Co-Head of the Flagship Fund and sits on its Investment Committee. Additionally, Mr. Fosnaugh serves as a member of Vista’s Executive Committee, Vista’s governing and decision-making body for matters affecting its overall management and strategic direction, and Vista’s Private Equity Management Committee, the decision-making body for matters affecting Vista’s overall private equity platform. Mr. Fosnaugh was actively involved in Vista’s investments in Advicent, Forcepoint, Mediaocean LLC, MRI Software, Numerator, SirsiDynix, Sunquest Information Systems, Vertafore, Websense and Zywave. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves as Chair of the Board of Jamf Holding Corp. (NASDAQ: JAMF) and is on the board of several of Vista’s private portfolio companies, including Acquia Inc., Alegeus Technologies Holdings Corp., Applause App Quality, Inc., CentralSquare Technologies, LLC, EAB Global Inc., EngageSmart, Inc., Greenway Health, LLC, KnowBe4, Inc., PlanSource Benefits Administration, Inc., Securonix, Inc., SmartBear Software, Inc., STATS, LLC (d/b/a STATS Perform), and TripleLift, Inc. Additionally, Mr. Fosnaugh previously served as Chair of the board of Ping Identity Holding Corp. (formerly NASDAQ: PING) from 2018 until it was taken private in 2022. Mr. Fosnaugh received a bachelor’s degree in economics from Harvard College.
We determined that Mr. Fosnaugh’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, qualifies him to serve as a director on the Board.
Rod Aliabadi has served on our Board since June 2018. Mr. Aliabadi is a Managing Director at Vista and sits on the Flagship Funds’ Investment Committee. Prior to joining Vista in 2008, Mr. Aliabadi worked at the Stanford Genome Technology Center, focusing on the development of nanotechnology-driven diagnostics. Mr. Aliabadi was actively involved in Vista’s investments in Aderant, BigMachines, Cloud Software Group, Forcepoint, Mediaocean LLC, Mitratech, Numerator, Relias Learning, SirsiDynix, STATS, LLC (d/b/a STATS Perform), SumTotal and Websense. Mr. Aliabadi currently serves on the board of several of Vista’s private portfolio companies, including Acquia Inc., EAB Global Inc., KnowBe4, Inc., QuickBase, Inc., Securonix, Inc., and TripleLift, Inc. Additionally, Mr. Aliabadi previously served on the board of Ping Identity Holding Corp. (formerly NASDAQ: PING) from 2018 until it was taken private in 2022. Mr. Aliabadi received a Bachelor of Engineering in biomedical engineering from Vanderbilt University.
We determined that Mr. Aliabadi’s extensive experience in the areas of corporate strategy, technology, finance and engineering, as well as his experience on the boards of other technology and software companies, qualifies him to serve as a director on the Board.
Martin Taylor has served on our Board since June 2018. Mr. Taylor joined Vista in 2006. Mr. Taylor is Co-Head of the Foundation Funds and sits on its Investment Committee. Additionally, Mr. Taylor serves as a member of Vista’s Executive Committee, the governing and decision-making body for matters affecting Vista’s overall management and strategic direction, and Vista’s Private Equity Management Committee, the governing and decision-making body for the overall management of Vista’s private equity platform. Mr. Taylor currently serves on the boards of Jamf Holding Corp. (NASDAQ: JAMF), and VividSeats Inc. (NASDAQ: SEAT), and on the boards of Vista’s private portfolio companies, AlertMedia, ARCOS, Bonterra, Critical Start, Navex Global,

Inc., TigerConnect, TRG Screen and TripleLift, Inc. Mr. Taylor previously served on the board of Ping Identity Holding Corp. (formerly NASDAQ: PING) from 2018 until it was taken private in 2022. Previously at Vista, Mr. Taylor was a Managing Director and drove a variety of cross-fund and cross-portfolio initiatives. He was the initial President of Vista Consulting Group, where he was instrumental in building and scaling Vista’s value creation infrastructure, formalizing Vista’s portfolio engagement model and developing many of Vista’s best practices. Prior to Vista, Mr. Taylor had most recently served as a Corporate Vice President at Microsoft Corporation (NASDAQ: MSFT), where he spent over 13 years and managed corporate strategy, sales, product marketing and various segment-focused teams in North America and Latin America during that time. Mr. Taylor also served as Chief of Staff and Director of Business Strategy, working directly for Microsoft Chief Executive Officer Steve Ballmer, whom he assisted with strategic projects and long-term planning for the corporation. Outside of Vista, Mr. Taylor is passionate about advancing access and creating opportunities for those who have traditionally been underrepresented across the business community. He sits on Milken Institute’s Executive Council for Diversity, Equity and Inclusion in Asset Management and The University of Texas President’s Austin Innovation Board that supports efforts to unlock student potential through experiential learning and strong college-to-career programming. In February 2022, Mr. Taylor made a gift donation to support UT’s Heman Sweatt Center for Black Males and help the organization expand its programs, events and scholarships. Mr. Taylor attended George Mason University.
We determined that Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and mergers and acquisitions, as well as his experience serving on the boards of other technology and software companies, qualifies him to serve as a director on the Board.
Otto Berkes has served on our board since August 2020. Mr. Berkes served as the Chief Executive Officer at HireRoad, a provider of talent management software solutions, from late 2019 through September 2023. Previously, he was the Chief Technology Officer at CA Technologies, a multi-billion-dollar enterprise software company. Before CA, Mr. Berkes led the development of the popular HBO GO video streaming platform from 2011 to 2015 in his role as HBO’s CTO. Mr. Berkes joined HBO after an 18-year career at Microsoft, where he drove groundbreaking hardware and software innovation in computer graphics, home entertainment, mobile devices, and cloud services, and was a co-founder of the Xbox gaming console. Mr. Berkes earned a B.A. in Physics with a minor in Music Performance from Middlebury College, and he holds a MS of Computer Science and Electrical Engineering from the University of Vermont.
We determined that Mr. Berkes’ experience and expertise in building businesses with innovative technology solutions qualifies him to serve as a director on the Board.
Brooke Nakatsukasa has served on our Board since December 2020. Ms. Nakatsukasa joined Vista in August 2016 and is currently a Vice President on the private equity Flagship team. Ms. Nakatsukasa currently sits on the boards of Vista’s private portfolio companies, EngageSmart, Inc., iCIMS, Inc., and Securonix, Inc. She was actively involved with Vista’s investments in Ping Identity Holding Corp. (formerly NASDAQ: PING), Datto Holding Corp. (formerly NYSE: MSP), Gainsight, Inc., Lucid Software, Inc., Numerator, QuickBase, Inc., and Zapproved LLC. Prior to joining Vista, Ms. Nakatsukasa worked at Deutsche Bank as an analyst in the Financial Sponsors Group, where she advised private equity clients on mergers, acquisitions and capital raises across a variety of sectors including consumer, industrials and financial institutions. Ms. Nakatsukasa holds a B.B.A. in Finance, magna cum laude, from the George Washington School of Business at George Washington University.
We determined that Ms. Nakatsukasa’s public company experience, as well as her insights into the areas of technology, private equity and finance, qualifies her to serve as a director on the Board.
Lisa Utzschneider has served on our Board and has been our Chief Executive Officer since January 2019. Prior to joining IAS, Ms. Utzschneider held the position of Chief Revenue Officer and Senior Vice President at Yahoo! Inc., a web services provider, from 2014 to 2017. From 2008 to 2014, Ms. Utzschneider was Vice President of Global Advertising Sales of Amazon.com, Inc. (NASDAQ: AMZN), a multinational technology company. Prior to Amazon, Ms. Utzschneider spent 10 years, from 1998 to 2008, in various executive roles at Microsoft Corporation (NASDAQ: MSFT), culminating in her role as General Manager of the national sales and service teams. Ms. Utzschneider holds a bachelor’s degree from Bates College and a master’s degree in public administration from New York University.

We determined that Ms. Utzschneider’s extensive experience in the technology sector, her experience holding executive positions at various public companies and her insight into our business qualifies her to serve as a director on the Board.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Board Diversity Matrix
As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, and professional expertise and experience, is an important factor in board composition. The below sets forth the self-identified diversity characteristics of our Board as of the dates set forth below. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix
	(As of March 31, 2024)		(As of March 31, 2023)
Total Number of Directors	9		9
	Female	Male	Female	Male
Part I: Gender Identity
Directors	5	4	5	4
Part II: Demographic Background
African American or Black	1	—	1	—
Hispanic or Latinx	1	—	1	—
White	2	3	2	3
Two or More Races or Ethnicities	1	1	1	1
Independence Status
The listing standards of the NASDAQ Global Select Market (“Nasdaq”) require that the board of a listed company be composed of a majority of independent directors, that each member of a listed company’s audit committee and compensation committee be independent, that director nominees be selected or recommended for the board’s selection by an independent nominating committee or by majority of the independent directors, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and that the compensation committee members also satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act.
Our Board has affirmatively determined that Michael Fosnaugh, Otto Berkes, Rod Aliabadi, Bridgette Heller, Christina Lema, Brooke Nakatsukasa, Jill Putman and Martin Taylor meet the requirements to be an independent director under the listing standards of Nasdaq. In addition, our Board has affirmatively determined that each member currently serving on the Audit Committee and the Compensation and Nominating Committee is independent under Rule 10A-3 and Rule 10C-1 under the Exchange Act, as applicable. In making these determinations, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the relationships described under “Related Party Transactions” and the beneficial ownership of our common stock.
Board Meetings and Committees
For the year ended December 31, 2023, our Board held 11 meetings, the Audit Committee held 7 meetings and the Compensation and Nominating Committee held 5 meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All directors then in office attended the annual meeting held on May 11, 2023. In addition, in 2023, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served during such director’s tenure.

Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investors.integralads.com. Our website is not part of this notice and proxy statement.
Board Member	Audit Committee	Compensation and Nominating Committee
Rod Aliabadi		X (Chair)
Otto Berkes	X
Michael Fosnaugh
Bridgette Heller	X
Christina Lema
Brooke Nakatsukasa		X
Jill Putman	X (Chair)
Martin Taylor		X
Lisa Utzschneider
Audit Committee
Our Audit Committee is composed of Mr. Berkes, Ms. Heller and Ms. Putman, with Ms. Putman serving as Chair of the committee. Our Board has affirmatively determined that Mr. Berkes, Ms. Heller and Ms. Putman meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NASDAQ.
In addition, our Board has determined that all members of the Audit Committee are able to read and understand fundamental financial statements and that Ms. Putman is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NASDAQ. This designation does not impose on Ms. Putman any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.	reviewing our policies on risk assessment and risk management;
4.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing the adequacy of our internal control over financial reporting;
6.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
7.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
10.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;

11.
overseeing and monitoring the steps taken by management to monitor and control cybersecurity exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken; and

12.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Compensation and Nominating Committee
Our Compensation and Nominating Committee is composed of Mr. Aliabadi, Ms. Nakatsukasa and Mr. Taylor, with Mr. Aliabadi serving as Chair of the committee. Our Board has affirmatively determined that Mr. Aliabadi, Ms. Nakatsukasa and Mr. Taylor meet the independence requirements of Rule 10C-1 under the Exchange Act and the applicable listing standards of the NASDAQ.
The Compensation and Nominating Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and recommending to the Board the compensation of our chief executive officer;
3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating Committee;
5.	conducting the independence assessment outlined in the NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating Committee;
6.	annually reviewing and reassessing the adequacy of the Compensation and Nominating Committee charter in its compliance with the listing requirements of the NASDAQ;
7.	reviewing and establishing our overall management compensation, philosophy and policy;
8.	overseeing and administering our compensation and similar plans;
9.	reviewing and making recommendations to our Board with respect to director compensation;
10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
11.	developing and recommending to our Board criteria for board and committee membership;
12.
subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13.	developing and recommending to our Board best practices and corporate governance principles;
14.	developing and recommending to our Board a set of corporate governance guidelines; and
15.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices.
Board Mix
Our Board believes that the mix of experienced independent directors from outside organizations and who are Vista-affiliated, as well as management directors that currently make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders. Our Board includes eight independent directors (including our Chairman, Mr. Fosnaugh), as well as our Chief Executive Officer, Lisa Utzschneider.
Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, the roles of Chair and Chief Executive Officer are separated, with Mr. Fosnaugh acting as Chair and Ms. Utzschneider as Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer at this time is the most effective leadership structure because it allows Ms. Utzschneider to focus on the management of the Company and day-to-day operations as it continues its journey as a young public company and allows Mr. Fosnaugh to leverage his strong background to provide strategic guidance and effective oversight of management.
Self-Evaluation
Our Compensation and Nominating Committee annually evaluates the performance and effectiveness of the Board, its committees, and the directors. This evaluation may include survey material and/or individual conversations between each director and the Chair. The directors use discussions with the Compensation and Nominating Committee to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas.
As part of this evaluation, the Board reviews the current leadership structure. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Compensation and Nominating Committee develops and recommends to the Board a Chief Executive Officer succession plan, which is reviewed and revised periodically. The entire Board works with the Compensation and Nominating Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer or other officers should make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
Risk Oversight
Our Board as a whole, and through its committees, has responsibility for the oversight of risk management. In this role, the Board oversees the risk management processes designed and implemented by our management to ensure such processes are adequate and functioning as designed. Additionally, the Board sets the tone at the top as it relates to the approach to enterprise-wide risk management, designed to support the achievement of organizational objectives, including capital structure and strategic objectives to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to monitor and control those risks, but also understanding what level of risk is appropriate for any given company. The involvement of the full Board in reviewing our business and related risk exposures is an integral aspect of its assessment of the Company’s risk profile and appropriate level of risk. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In addition, our Board is actively involved in overseeing our management of risk enterprise by receiving detailed regular reports and engaging in discussion with members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
While our full Board has overall responsibility for risk oversight, including with respect to the Company’s information security program, it has delegated primary oversight of certain risks to its committees. Our Audit Committee regularly monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, our Audit Committee has primary oversight of cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs.
Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs to determine whether they encourage excessive risk-taking. Our Compensation and Nominating Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. See “Executive Compensation—Compensation Risk Assessment” for more information. Our Compensation and Nominating Committee oversees our major corporate governance risks, including through monitoring the effectiveness of the Company’s environmental, social and governance efforts. The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company.
As with senior management, all committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. We believe that the leadership structure of the Board supports effective risk management oversight.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website. We intend to disclose any amendments to the Code of Ethics, or any waivers of its requirements that apply to our principal executive officer, principal financial officer and principal accounting officer, on our website at https://investors.integralads.com.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to our principal executive offices at:
Integral Ad Science Holding Corp.
12 East 49th Street, 20th Floor
New York, New York 10017
Attention: Yossi Almani, Esq.
c/o Chief Legal Officer
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 3, 2024:
Name	Age	Position
Lisa Utzschneider	55	Chief Executive Officer and Director
Tania Secor	52	Chief Financial Officer
Lisa Utzschneider is our Chief Executive Officer. Her biography can be found above under “PROPOSAL 1 - ELECTION OF DIRECTORS.”
Tania Secor joined the Company in 2022 as our Chief Financial Officer. Most recently, Ms. Secor served as Global Chief Financial Officer of R/GA and Reprise, Interpublic Group of Companies, Inc.’s (NYSE: IPG) digital innovation and digital media agencies, respectively, since July 2018. Prior to that, Ms. Secor served as Senior Vice President, Finance of Medidata Solutions from August 2015 to September 2016. Ms. Secor also served as Chief Financial Officer of Dataminr, Inc. from November 2013 to June 2015, and as Chief Financial Officer of Gerson Lehrman Group from December 2011 to November 2013. Additionally, Ms. Secor served on the Advisory Board of Rocketrip, Inc. from April 2017 to September 2020. Ms. Secor holds an M.B.A. from Columbia Business School and a B.A. from Columbia College.

PROPOSAL 2 - ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY VOTE
As described in Proposal 3 below, the Company’s shareholders are being provided the opportunity to cast an advisory non-binding vote on the compensation of the Company’s named executive officers, which is referred to as a “Say-on-Pay” vote. Section 14A(a)(2) of the Exchange Act requires public companies to solicit the preference of their shareholders as to whether future Say-on-Pay votes should be held every one, two, or three years. The Board and the Compensation and Nominating Committee will take into consideration the outcome of this vote in making a determination about the frequency of future advisory votes on the compensation of the Company’s named executive officers. However, because this vote is advisory and non-binding, the Board and the Compensation and Nominating Committee may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote to approve executive compensation more or less frequently. As required, we will propose an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers at least once every six calendar years.
Under this Proposal 2, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years. Our Board and the Compensation and Nominating Committee believe that Say-on-Pay votes should be conducted EVERY YEAR so that shareholders may annually express their views. An annual advisory vote on the compensation of our named executive officers is consistent with our policy of reviewing our compensation program annually. We believe an ANNUAL VOTE would be the best governance practice for our Company at this time and in the best interests of the Company and its shareholders. The Compensation and Nominating Committee and our Board, value the opinions expressed by shareholders and will consider the outcome of this vote when making future decisions on the frequency of the Say-on-Pay vote.
THE BOARD RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY “ONE YEAR” FOR
FUTURE SAY-ON-PAY VOTES.

PROPOSAL 3 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “Named Executive Officers”, or “NEOs,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “Say-on-Pay.”
Our executive compensation programs are designed to attract, motivate, and retain individuals who are critical to our success, and to pay for performance. Shareholders are urged to read the “Executive Compensation” section of this proxy statement, including the section entitled “Compensation Discussion and Analysis,” which describes our executive compensation philosophy and programs in greater detail, as well as compensation decisions made by our Compensation and Nominating Committee with respect to the fiscal year ended December 31, 2023.
Our Board is asking shareholders to approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the compensation paid to Integral Ad Science Holding Corp.’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is non-binding on the Board or the Compensation and Nominating Committee and does not create or imply any duty of or require any action to be taken by the Company, the Board or the Compensation and Nominating Committee, as applicable. However, the Compensation and Nominating Committee and our Board value the opinions expressed by our shareholders and will consider the outcome of this vote when making future decisions on the compensation of our NEOs.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our compensation objectives and programs for our Named Executive Officers. This CD&A also describes the specific decisions, and the processes supporting those decisions and recommendations, which were made by the Compensation and Nominating Committee with respect to 2023 for the Named Executive Officers.
For 2023, our Named Executive Officers were:
Name	Title
Lisa Utzschneider	Chief Executive Officer
Tania Secor	Chief Financial Officer
Oleg Bershadsky(1)	Chief Operating Officer (former)
Kshitij (Tom) Sharma(2)	Chief Product Officer (former)
(1)	Mr. Bershadsky served as the Company’s Chief Operating Officer until March 31, 2023.
(2)	Mr. Sharma served as the Company’s Chief Product Officer until August 3, 2023.
Our Business and 2023 Performance Snapshot
IAS is a leading global media measurement and optimization platform. Our mission is to be the global benchmark for trust and transparency in digital media quality for the world’s leading brands, publishers, and platforms. With our cloud-based technology platform and the actionable insights it provides, we deliver independent measurement and verification of digital advertising to over 2,000 advertising customers across all devices, channels, and formats, including desktop, mobile, connected TV (“CTV”), social, display, video and emerging media like audio and gaming. Our Quality Impressions is a proprietary metric that helps ensure media quality standards. To be counted as a Quality Impression, a digital ad must be viewable by a real person rather than a bot in a brand-safe and suitable environment within the correct geography. The viewability and invalid traffic filtration aspects of a Quality Impression are accredited by the Media Rating Council (“MRC”) across desktop and mobile platforms.
Without an independent evaluation of digital advertising quality, brands and their agencies previously relied on a wide range of publishers and ad platforms to self-report and measure the effectiveness of campaigns without a global benchmark to understand success. We are an independent, trusted partner for buyers and sellers of digital advertising to increase accountability, transparency, and effectiveness in the market. We help advertisers optimize their ad spend and better measure consumer engagement with campaigns across platforms, while enabling publishers to improve their inventory yield and revenue.
As a leading global media measurement and optimization platform, we have deep integrations with all the major advertising and technology platforms including Facebook, Instagram, Google, YouTube, LinkedIn, Amazon, Microsoft, Pinterest, Snap, Spotify, TikTok, The Trade Desk, X (formerly known as Twitter), Xandr, and Yahoo. Our platform uses advanced artificial intelligence (“AI”) and machine learning (“ML”) technologies to process on average over 280 billion daily digital interactions around the world, as of December 31, 2023. With this data, we deliver actionable information to our global customers through our easy-to-use reporting platform, IAS Signal™, helping brands, agencies, publishers, and platform partners improve media quality and drive superior results.
In terms of Company performance, 2023 was a year of continued growth for our Company. Our 2023 revenue was $474.4 million, an increase of 16% compared to $408.3 million in 2022, our net income was $7.2 million, a decrease of 46% compared to $15.4 million in 2022, and our Adjusted EBITDA was $159.5 million, a 26% increase compared to $126.6 million in 2022 (Adjusted EBITDA is not a financial measure prepared in accordance with generally accepted accounting principles (“GAAP”). For information on how we compute this non-GAAP financial measure and a reconciliation of the most directly comparable financial measure prepared in accordance with GAAP, please refer to “Appendix A — Reconciliation of Non-GAAP Financial Measure” in this proxy statement).
Our optimization, measurement, publisher and international revenue each also increased in 2023 versus the prior year. In addition, in 2023, IAS signed over 20 global partnerships with major tech providers including

TikTok, Meta, YouTube, X, Criteo, Instacart, Uber, Netflix, Samsung and Vizio, we expanded availability of our Total Media Quality, or TMQ product, to meet the explosive growth of social media, including short-form video. We launched new products like Quality Attention and Made for Advertising. We also enhanced our Total Visibility offering for improved optimization of marketer spend. We also achieved several MRC accreditations in 2023 including the industry’s first MRC accreditation for CTV viewability. Recently, IAS received continuing accreditation from the MRC for Meta, including impressions and two-second video viewability data for Facebook Feed and Instagram Feed and Stories.
Say-on-Pay
Prior to fiscal 2023, we were considered an “emerging growth company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), as such, we have not previously been required to conduct a Say-on-Pay vote, so this year we will be conducting our first Say-on-Pay vote. While this vote is advisory and not binding, our Board and the Compensation and Nominating Committee value the opinions of our shareholders. The Compensation and Nominating Committee strives to ensure our executive compensation program aligns with the interests of our executives with our shareholders and adheres to our pay for performance philosophy. See “Proposal 3 - Advisory Approval of Executive Compensation (“Say-on-Pay”).
We are also conducting our first advisory vote as to whether future Say-on-Pay votes should be held every one, two or three years. We have recommended a policy of conducting an annual advisory vote on executive compensation (see above under “Proposal 2 - Advisory Vote on the Frequency of the Say-on-Pay Vote”).
Compensation Components and Key Practices
Our Compensation and Nominating Committee designed our executive compensation program to support strategic growth plans and long-term alignment with and commitments to our shareholders. The Compensation and Nominating Committee implemented the following changes for Fiscal Year 2023:
2023 Compensation Related	Overview
Market Median Focused Pay Philosophy
The Compensation and Nominating Committee approved our executive compensation philosophy (further described below) to specifically note its intention for overall NEO target total direct compensation levels, on average, to approximate market median, for comparable roles. The Compensation and Nominating Committee also approved a broadly relevant peer group (further described below under “Peer Group”) against which we compare NEO pay levels and practices, considering input from its independent compensation consultant and management, among other factors, such as size, business, operating characteristics and competition for executive talent.

Named Executive Officer Target Pay Levels
During the first quarter of 2023, the Compensation and Nominating Committee recommended, and the outside members of the Board approved, target total direct compensation levels for our CEO; the Compensation and Nominating Committee approved for our other NEOs. We define “target total direct compensation” to include base salary, target annual incentive and target grant fair value of equity awards. Following these approvals, our NEOs’ target total direct compensation, on average, approximated market median, as further described below.

Equity Award Vehicle Mix	For senior leadership team, 100% of equity-based compensation is provided in market share units (see below for detail).

The following chart summarizes the primary components, objectives, and time frames of our executive compensation program for 2023. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over near-, mid-, and long-term timeframes. We discuss each component further below.
Type	Component	Form	Terms	Objective	Performance/Vesting Period
Fixed Compensation	Annual Base Salary	Cash	Fixed pay, reflective of role, responsibilities and individual performance	Competitively compensate executives for their level of responsibility, skills and sustained individual contribution	N/A
Performance-Based Compensation	Annual Incentive Award (or “STIP” or “Short-Term Incentive”)	Cash	Variable, performance- based cash compensation earned based on performance against pre-established annual goals Annual payouts range from 0% to 200% of target opportunity	Link pay outcomes to annual operating, strategic performance, and individual objectives	N/A
	Long-Term Equity Incentive Awards	Market Share Units (“MSUs”) (This is a form of performance- based RSU)
For 2023, variable, performance- based equity compensation earned based on absolute IAS stock price performance during the three-year performance period

Payouts can range from 0% to 225% of the targeted number of stock units

Paid in shares of IAS common stock upon vesting
				Link rewards to multi-year shareholder outcomes Aid in retention	Vest over 4-year period; 25% after 1 year and then in quarterly installments thereafter, assuming minimum performance level has been achieved (Weighted average performance period is 2.25 years)

Pay Mix
The majority of CEO compensation is performance-based (“at risk”). For our CEO, in 2023, 93% of her target total direct was performance-based. This directly ties her pay outcomes to Company performance outcomes, including financial results, strategic initiatives, and stock price performance which directly aligns with the interests of our shareholders. The majority of the compensation for the remaining Named Executive Officers is also performance-based and tied directly to Company performance outcomes.

Process for Determining Executive Compensation
Compensation and Nominating Committee
The Compensation and Nominating Committee is responsible for our executive officer compensation, which includes the compensation of our Named Executive Officers. The Compensation and Nominating Committee works closely with its independent compensation consultant and management to examine pay and performance matters throughout the year. The Compensation and Nominating Committee held 5 meetings over the course of 2023, which typically included an executive session without management present. The Compensation and Nominating Committee’s charter may be accessed under on our website at https://investors.integralads.com.
During the first quarter of each fiscal year, the Compensation and Nominating Committee approves the following, as explained further below:
•	Changes to executive officer base salaries and incentive targets, if any, for the current year;
•	STIP and MSU payout, if any, for the previous fiscal year;
•	STIP and long-term incentive design and targets for the current fiscal year; and
•	Approach, mix and design for annual equity grants for the current fiscal year.
Agenda items for the second quarter vary each year but always include a review of the Company's performance and progress toward the achievement of incentive plan objectives. Agenda items for the third and fourth quarters also vary each year but always include a review of the Company's performance and progress toward incentive plan objectives. The Compensation and Nominating Committee also conducts its annual review of executive compensation, considering a report from its independent compensation consultant that compares compensation of Company executive officers to peer group data. Management also discusses with the Compensation and Nominating Committee recommended executive compensation changes for each element of compensation for the next fiscal year.
The design of the short-term incentive plan (the “STIP”) and long-term incentive awards is typically discussed over multiple meetings prior to the actual approval of the plans or grants in the first quarter of each year. Other items that are addressed on an annual basis include a review of the Compensation and Nominating Committee’s charter, an update on market trends related to executive compensation, and a market assessment of director compensation for independent directors.
Executive Management
Our Human Resources department, working with our CEO and Legal and Finance departments, was responsible for coordinating and overseeing the implementation of executive compensation, and discussing proposals or topics impacting executive compensation at IAS with the Compensation and Nominating Committee. This included development of compensation recommendations in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A section. The following members of executive management were generally invited to and attended Committee meetings: our CEO and Chief Human Resources Officer.
The Compensation and Nominating Committee has authority to approve the compensation of the CEO and the other Named Executive Officers. The CEO meets with the Compensation and Nominating Committee and the independent compensation consultant to discuss Company and individual performance objectives and outcomes, and review compensation recommendations for executive officers, including the other Named Executive Officers. Thereafter, the Compensation and Nominating Committee meets separately with its independent compensation consultant to review and determine compensation of our CEO. In addition, management provides other information and analyses, as requested by the Compensation and Nominating Committee.
Independent Compensation Consultant
The Compensation and Nominating Committee has the authority to retain and terminate an independent compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. In determining 2023 compensation, the Compensation and Nominating Committee continued to directly retain Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP for the Compensation and Nominating Committee included:
•	Preparing analyses, recommendations, and other support to inform and related to the Compensation and Nominating Committee’s executive and director compensation decisions and approvals;
•	Providing updates on market trends and the regulatory environment as they relate to executive and director compensation;
•	Reviewing and commenting on management materials and proposals presented to the Compensation and Nominating Committee;
•
Reviewing the composition of the compensation benchmarking and performance benchmarking peer groups, and providing recommendations and other support to inform the Compensation and Nominating Committee’s related discussions and decisions;

•	Supporting the incentive program design development process;
•	Providing a report comparing the compensation program design and pay levels of Company executives to a peer group and survey data; and
•	Working with the Compensation and Nominating Committee to validate the pay-for-performance relationship, in support of alignment with shareholders.
The Compensation and Nominating Committee assessed the independence of CAP pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Compensation and Nominating Committee. CAP will not perform other services for IAS without the consent of the Chair of the Compensation and Nominating Committee. CAP meets with the Compensation and Nominating Committee Chair and the Compensation and Nominating Committee outside the presence of management. In addition, CAP participated in all of the Compensation and Nominating Committee’s meetings during 2023 and participates in preparatory meetings and executive sessions.

Total Compensation – Objectives and Philosophy
Objectives
Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term shareholder value and retaining talent viewed as critical to our ongoing growth and success. The principal elements of an executive’s total compensation consist of: base salary, the annual cash bonus, and long-term equity incentives.
Compensation Philosophy
Generally, we target total direct compensation (salary, annual incentive and long-term incentives) for our Named Executive Officer group, overall, within a competitive range of the market median. Pay may vary above or below target based on actual performance outcomes. Variations in total direct compensation among the Named Executive Officers reflect differences in competitive pay for their respective positions as well as the size and complexity of their area of oversight within the business, key competencies and individual performance.
2023 Total Direct Compensation
We structure our Named Executive Officers’ target total direct compensation so that the majority of such compensation is delivered in the form of equity awards. Equity awards further support alignment of our NEOs with long-term shareholder value creation outcomes. We also structure our NEOs’ cash compensation so that a significant portion is at risk under the Company’s short-term incentive plan (annual bonus program), payable primarily based on Company performance and results, while also taking into account individual performance outcomes. We further detail each component of total direct compensation below.
Base Salary
We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for Named Executive Officers, the Compensation and Nominating Committee considers the following qualitative and quantitative factors: job level and responsibilities, including any increase in responsibilities, relevant experience, individual performance, recent corporate and business performance, internal equity, and our objective of paying competitive total direct compensation if performance expectations are met. From time to time, base salaries may be adjusted other than as a result of an annual review, for example, in order to address competitive pressures or in connection with a promotion. Annual salaries of our Named Executive Officers were as follows:
Name	Base Salaries - NEOs			Rationale
	2022	2023	% Increase (2022 to 2023)
L. Utzschneider CEO	$525,000	$525,000	0%	Increase for total pay was focused on equity-based compensation
T. Secor CFO	$500,000	$500,000	0%	Joined IAS in December of 2022
O. Bershadsky COO (former)	$450,000	$450,000	0%	Salary was already modestly above (within 10% of) median
T. Sharma CPO (former)	N/A	$450,000	N/A	Not a NEO in 2022
Short-Term Incentive Plan (Annual Cash Bonus)
The payouts under our STIP, or annual cash bonus, are based on corporate and individual performance. The STIP is designed to motivate our NEOs to drive profitable Company growth, by measuring Company performance against pre-defined revenue and Adjusted EBITDA goals, with the potential for individual adjustment as described below.

We establish a cash incentive payment target amount for each NEO based upon their position within the Company, responsibility and competitive cash incentive payment opportunities for similar positions at other companies. Actual STIP payouts may range from 0% to 200% of the target amount and are based on actual performance outcomes. The following table summarizes the corporate financial performance goals used for the 2023 STIP and the weighting of each performance metric.
Metric (in millions)	FINANCIAL PERFORMANCE GOALS - Annual Cash Bonus			Weighting
	Threshold (50% of target payout)	Target	Maximum (200% of target payout)
Revenue	$440.40	$473.60	$506.80	75%
Adj. EBITDA(1)	$136.90	$156.40	$176.00	25%
(1)
Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. For information on how we compute this non-GAAP financial measure and a reconciliation of the most directly comparable financial measure prepared in accordance with GAAP, please refer to “Appendix A — Reconciliation of Non-GAAP Financial Measure” in this proxy statement.

The Company’s 2023 reported revenue exceeded target, $474.4 million (actual) vs. $473.6 million (target), and our 2023 Adjusted EBITDA also exceeded target, $159.5 million (actual) vs. $156.4 million (target). The Compensation and Nominating Committee considers CEO recommendations for leadership team members excluding herself, and the Compensation and Nominating Committee independently considers and approves the CEO bonus payout determination. The Compensation and Nominating Committee believes that our NEOs' performance goals should support and help achieve the Company’s strategic objectives.
The Compensation and Nominating Committee also considers individual performance as part of its bonus payout determination, which can reduce payment to 0% of the overall financial result (percent of target) and up to 120% of the overall financial result, but which actions are generally intended to function within ±20% of the financially funded amount based on actual financial results versus pre-defined goals. Any associated individual adjustments are not intended to increase spend beyond the pool for the leadership team that were funded based on actual financial results versus the pre-defined goals, and in any case may not exceed 200% of target. No individual adjustment was made for Ms. Utzschneider, and for Ms. Secor the final approved bonus payment was 100% of target based on assessment of progress on internal process and team initiatives within her function.
Mr. Bershadsky (former COO) did not receive a bonus payout given the timing and terms of his departure from the Company, and Mr. Sharma (former CPO) received a bonus payout of $199,597 which reflected a pro-rated portion of his target bonus based on the period of his employment during the 2023 fiscal year and the timing and terms of his departure from the Company.
The payouts under our STIP are computed based on corporate and individual performance. The fiscal year 2023 STIP payments are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2023 and are set forth in the following table. The following table also provides a supplemental breakdown of the components that make up the NEOs' actual fiscal year 2023 STIP awards.
NEO	FINANCIAL PERFORMANCE GOALS - Annual Cash Bonus				Final Bonus Payout
	Target Bonus(1)	Revenue Result	Adj. EBITDA Result	Funded Bonus Based on Financial Results
L. Utzschneider CEO	$577,500	102.3% of target (75% weighting)	126.1% of target (25% weighting)	108.3% of target	$625,433 (108.3% of target)
T. Secor CFO	$500,000				$500,000 (100.0% of target)
O. Bershadsky COO (former)	$337,500	Not Applicable; separated from the Company during 2023			$0
T. Sharma CPO (former)	$337,500				$199,597
(1)	For Ms. Utzschneider, Ms. Secor, Mr. Bershadsky and Mr. Sharma, this is equivalent to 110%, 100%, 75% and 75% of base salary, respectively.

Mr. Bershadsky (former COO) did not receive a bonus payout given the timing and terms of his departure from the Company, and Mr. Sharma (former CPO) received a bonus payout of $199,597 which reflected a pro-rated portion of his target bonus based on the period of his employment during the 2023 fiscal year and the timing and terms of his departure from the Company. Additional detail regarding the separation, and related terms, of Mr. Bershadsky and Mr. Sharma during 2023 is included below.
2023 Long-Term Incentive Awards
The Company provides annual long-term equity-based incentives through the LTIP. Annual grants under the LTIP were provided to our senior leadership team 100% in market share units (“MSUs”), a form of performance share unit. MSUs vest from 0% to 225% of target stock units based on our absolute stock price performance and are also subject to service-based vesting. MSUs vest over a four-year period of employment, 25% after 1 year and in quarterly installments thereafter, assuming minimum performance level has been achieved.
We aim to provide long-term awards such that together with cash compensation, target total direct compensation (salary plus target STIP payments, plus grant-date value of annual long-term incentive awards) is within a competitive range of the market median, overall across our Named Executive Officers group. Compensation is intended to vary based on Company and individual performance outcomes. The Compensation and Nominating Committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance.
The number of MSUs to be granted will be determined based on the Company’s closing stock price as of the grant date. The number of shares subject to MSUs eligible to vest is calculated based on a payout factor. The payout factor is calculated by dividing the average closing price of the Company’s common stock during the ten trading days immediately preceding the applicable vesting date by the closing price of the Company’s stock on the vesting commencement date. The payout factor is zero if the quotient is less than 0.65 and is capped at 2.25. This quotient is then multiplied by the target number of MSUs granted to determine the number of shares to be issued at vesting.
The treatment of these awards upon certain terminations of employment and change in control events is described below under “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”
Outstanding Stock Option Awards
We previously granted our Named Executive Officers options to purchase shares of common stock of the Company (the “Options”) under both the 2021 Incentive Plan and the Company’s Amended and Restated 2018 Non-Qualified Stock Option Plan (the “2018 Plan”). The time-based Options (the “Service Options”) are subject to service-based vesting requirements and accelerated vesting upon the occurrence of certain change in control events. The performance-based Options (the “Return Target Options”) are subject to vesting based on total equity return, and expire if such return-based vesting requirements are not met upon certain change in control events. The Return Target Options will vest in connection with certain change in control events, or upon the achievement of a 3x return on investment to Vista. See the section entitled “Outstanding Equity Awards at 2023 Fiscal Year End” for additional information about the Option awards held by our Named Executive Officers that remained outstanding at the end of 2023 and “Additional Narrative Disclosure—Potential Payments upon a Termination or Change in Control” below for additional information regarding the circumstances that could result in accelerated vesting of these awards.
Ms. Secor’s Sign-on Bonus
Pursuant to Ms. Secor’s employment agreement entered into on September 11, 2022, Ms. Secor received a one-time sign-on cash award of $500,000 in February 2023. In the event Ms. Secor had resigned without Good Reason (as defined in her employment agreement) from the Company within one year of her October 28, 2022 start date, she would have been required to repay us the full amount of the sign-on bonus.
Peer Group
We have created a target compensation structure that focuses, overall among our Named Executive Officers, on the median total target pay of our selected compensation benchmarking peer companies, but allows total target compensation to vary by individual to reflect other considerations such as Company performance, individual experience, job responsibilities and other individual factors. A key element of this process is selecting a broadly relevant peer group against which we compare Named Executive Officer pay elements. The Compensation and Nominating Committee determines the composition of our executive compensation benchmarking peer group, considering input from its independent compensation consultant and management, among other factors, such as size, business, operating characteristics and competition for executive talent. For 2023, our executive compensation benchmarking peer group consisted of the 16 companies shown below, whose aggregate profile was broadly comparable to IAS.
2023 Executive Compensation Benchmarking Peer Group

8x8, Inc.	Momentive Global Inc.
Cardlytics, Inc.	Paylocity Holding Corporation
Coupa Software Incorporated	PubMatic, Inc.
Digital Turbine, Inc.	Qualtrics International Inc.
DoubleVerify Holdings, Inc.	Sprout Social, Inc.
Five9, Inc.	TechTarget, Inc.
LiveRamp Holdings, Inc.	The Trade Desk, Inc.
Magnite, Inc.	Viant Technology Inc.
Metrics	IAS ($ million)	Percentile Position vs. Peers
2023 Revenue	$474	38th percentile
Market Capitalization (at 12/31/2023)	$2,278	57th percentile
(Source for Peer Data – S&P Capital IQ financial database)
Peer group data and other information provided to the Compensation and Nominating Committee by its independent consultant were considered in setting target compensation levels for our Named Executive Officers. The Compensation and Nominating Committee referenced peer group data for all of our Named Executive Officers, and for roles other than our CEO and CFO, the Compensation and Nominating Committee also referenced market pay data from the Equilar Top 25 survey, based on a survey data cut developed using the same size and industry screening criteria that was used in the peer group development process. During 2023, on average, target total direct compensation of our NEOs was positioned within a competitive range of market median (i.e., near median), aligned with our executive compensation philosophy. Adjustments are typically made when we believe that there is a market-based gap and/or as warranted by individual performance, while also considering unvested equity holdings of each individual executive.
Separation of COO and CPO During 2023
In connection with Mr. Bershadsky’s separation, the Company and Mr. Bershadsky, our former COO, entered into a Separation Agreement and Release of Claims on March 29, 2023. Subject to continued compliance with the Agreement, Mr. Bershadsky received $450,000 payable over the 12-month period immediately following March 31, 2023, equivalent to 1.0x his base salary at that time. Any unvested MSUs continued to vest for 6 months following his separation date, and any unearned and unvested MSUs following that 6-month period were forfeited at that time. Mr. Bershadsky had 90 days following his separation date to exercise any vested and exercisable stock options (but in no such event beyond the expiration date of the stock option). Any vested and exercisable options not exercised in such window were forfeited. Also, in connection with Mr. Sharma’s separation, the Company and Mr. Sharma, our former CPO, entered into a Separation Agreement and Release of Claims on July 31, 2023 (the “Sharma Separation Agreement"). Subject to continued compliance with the Sharma Separation Agreement, Mr. Sharma is entitled to $400,000 payable over the 12-month period immediately following his separation date of August 3, 2023, equivalent to 1.0x his base salary at that time. Mr. Sharma received a pro-rated portion of his 2023 target bonus, equivalent to $199,597. Any unvested MSUs granted pursuant to the MSU award agreement dated June 17, 2022 continued to vest for 6 months following the Separation Date, and any unearned and unvested MSUs following that 6-month period were forfeited at that time. Pursuant to the Sharma Separation Agreement, 100,236 of Mr. Sharma’s unvested stock options accelerated and became exercisable on July 31, 2023. The expense associated with this accelerated vesting is included in the

Option Awards column of the Summary Compensation Table below. Mr. Sharma had 90 days following the Separation Date to exercise vested and exercisable options (but in no such event beyond the expiration date of the stock option). Any vested and exercisable options not exercised in such window were forfeited.
Other Compensation Program and Governance Features
Executive Stock Ownership Guidelines
During 2023, to further support alignment of the interests of our senior leadership team and shareholders, after considering market data and input from the Compensation and Nominating Committee’s independent consultant, the Compensation and Nominating Committee approved new minimum stock ownership guidelines for our senior leadership team, including our NEOs, with a minimum net-after tax retention requirement until the minimum stock ownership guidelines are achieved. The guidelines require attainment of a specified minimum level of ownership of shares of the Company’s common stock equal in value to a multiple of base salary within the later of (x) five years of the executive’s appointment to their role and (y) the applicability of these guidelines. The minimum ownership guideline for our CEO is equal to five times (5.0x) base salary, and the minimum stock ownership guideline for other senior leadership team members, including all other NEOs, is equal to three times (3.0x) base salary. Until such minimum ownership guideline is achieved, at least 50% of any net-after-tax vested equity must be held.
The Compensation and Nominating Committee will review the ownership level for covered executives each year, relative to the minimum stock ownership guidelines. All NEOs are currently within the five year compliance period. “Equity,” for the purposes of executive ownership guidelines, includes shares of our common stock owned directly or indirectly, as well as 50% of unvested time-based RSU awards (if applicable). Stock options and unearned, unvested performance-based awards or MSUs are not counted.
Compensation Risk Assessment
In establishing the elements of executive compensation, the Compensation and Nominating Committee, in consultation with its independent consultant, assesses whether the compensation program’s terms promote unnecessary risk-taking. In performing this assessment, the Compensation and Nominating Committee reviews such compensation design elements as pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, clawbacks and IAS’s trading policies, as well as the related governance and oversight features and processes. The Compensation and Nominating Committee’s independent consultant considered risk and the potential for unintended consequences associated with incentive design as part of its ongoing service to the Compensation and Nominating Committee. After performing this analysis, the Compensation and Nominating Committee has concluded that the compensation program does not promote excessive or unnecessary risk-taking. Such compensation program risk evaluation occurs on an annual basis.
Written Agreements with Named Executive Officers
We are party to employment agreements with our Named Executive Officers that provide for certain payments and benefits upon certain qualifying terminations. See “Potential Payments upon Termination or Change in Control” below.
Tax Deductibility of Compensation
While the Compensation and Nominating Committee generally considers tax implications of its executive compensation decisions, such consequences were not a material consideration in the compensation awarded to our Named Executive Officers in 2023. Internal Revenue Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers.
Accounting Implications
In designing our executive compensation and benefit programs, the Compensation and Nominating Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.
Anti-Hedging; No Pledging Policies
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging our securities as collateral for a loan.
Clawback Policies
The Board has adopted a Clawback Policy to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and Nasdaq.
In addition to the terms required under the Dodd-Frank Act for mandatory recovery of certain incentive compensation paid to executive officers in the event of a material financial restatement (the “Mandatory Clawback”), we also maintain clawback provisions under our 2021 Incentive Plan that allow for discretionary recovery of any incentive compensation paid to any plan participant not otherwise covered by the Mandatory Clawback (including time-based equity compensation) (the “Discretionary Clawback”). Incentive compensation covered by the Discretionary Clawback may include any and all outstanding incentive or equity granted to the individual, including awards that have become vested or exercisable; any cash or shares received by the participant in connection with the 2021 Incentive Plan within the 36-month period immediately before the date the individual engaged in detrimental conduct; and the profit realized by the individual from the sale, or other disposition for consideration, of any shares received by the individual under the 2021 Incentive Plan within the 36-month period immediately before the date the individual engaged in such detrimental conduct.
Benefits and Perquisites
We provide competitive health and welfare benefits to attract and retain associates at all levels. This includes a health and welfare benefits package and a 401(k) plan. We also pay annual benefit premiums for Ms. Utzschneider, Ms. Secor and Mr. Bershadsky, as well as provide a 401(k) matching contribution benefit, described below. There are no other perquisites provided to any of our NEOs.
We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We match 50% of elective deferrals made by employees, up to 3% of each employee’s base salary with respect to each calendar year. All amount contributed to employees’ accounts, including these matching contributions, are 100% vested at all times. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.
We do not maintain any nonqualified defined contribution plans or active nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation.
We do not offer an active defined benefit pension plan or any other form of active supplemental executive retirement plan.
Compensation Committee Report
The Compensation and Nominating Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, the Compensation and Nominating Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.
The Compensation and Nominating Committee
Rod Aliabadi (Chair)
Brooke Nakatsukasa
Martin Taylor

2023 Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Lisa Utzschneider (Chief Executive Officer)	2023	$525,000	$—	$8,850,746	$—	$625,433	$32,699	$10,033,878
	2022	$518,750	$—	$6,414,698	$—	$635,800	$28,547	$7,597,795
	2021	$500,000	$800,000	$—	$34,448,337	$—	$33,995	$35,782,332
Tania Secor(4) (Chief Financial Officer)	2023	$500,000	$500,000(5)	$4,425,384	$—	$500,000	$32,699	$5,958,083
	2022	$37,879	$—	$5,088,670	$—	$—	$—	$5,126,549
	2021	$—	$—	$—	$—	$—	$—	$—
Oleg Bershadsky (Former Chief Operating Officer)	2023	$114,375	$—	$—	$—	$—	$340,282	$454,657
	2022	$443,750	$—	$4,398,654	$—	$337,500	$16,114	$5,196,018
	2021	$378,958	$371,875	$—	$6,799,769	$—	$17,192	$7,567,794
Tom Sharma(4) (Former Chief Product Officer)	2023	$267,614	$—	$2,950,263	$—	$—	$2,391,842	$5,609,719
(1)
The amounts shown in this column represent the aggregate grant date fair value of MSUs and/or RSUs granted during 2023, 2022 and 2021, calculated in accordance with FASB ASC Topic 718 and granted pursuant to the 2021 Omnibus Incentive Plan. In addition to related information contained in this proxy statement, see Note 2(r) (Stock-Based Compensation) to the Company’s 2023 consolidated audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 27, 2024. The grant date fair value of the RSUs is based on the closing stock price of our common stock on the date of grant. For annual MSU grants reported in this column, the amounts in the table reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the grant date calculated in accordance with FASB ASC Topic 718. Assuming the highest level of performance conditions were achieved, the value for the annual MSU grants, made in April 2023, included in the “Stock Awards” column would be $13,500,019 for Ms. Utzschneider, $6,750,024 for Ms. Secor, and $4,500,030 for both Mr. Bershadsky and Mr. Sharma. For the MSUs, there can be no assurance that the grant date fair value amounts will be realized. The MSUs granted to Mr. Sharma in 2023 were forfeited on his termination date.

(2)
Amounts reported in the “Non-Equity Incentive Plan Compensation” column represent performance-based bonuses awarded with respect to the 2023 fiscal year. Please see the section entitled “Compensation Discussion and Analysis—Short-Term Incentive Plan (Annual Cash Bonus)” above for additional details regarding our bonus structure for the 2023 fiscal year.

(3)
Amounts reported in the “All Other Compensation” column reflect, for the fiscal year 2023, (i) in the case of Ms. Utzschneider, $9,900 in 401(k) plan matching contributions and $22,799 in annual benefit premiums made on her behalf, (ii) in the case of Ms. Secor, $9,900 in 401(k) plan matching contributions and $22,799 in annual benefit premiums made on her behalf, (iii) in the case of Mr. Bershadsky, $2,250 in 401(k) plan matching contributions, $2,407 in annual benefit premiums made on his behalf, and $335,625 in gross severance pay (iv) in the case of Mr. Sharma, (a) $9,900 in 401(k) plan matching contributions made on his behalf, (b) $131,250 in gross severance pay, (c) $199,597 in pro rata annual bonus, (d) $1,241,924, which equals the intrinsic fair value of 100,236 stock options that accelerated on July 31, 2023 in connection with Mr. Sharma’s separation from the Company, and (e) $809,171, which equals the incremental fair value associated with modification of 21,169 MSUs granted on June 17, 2022 that vested on November 2, 2023 in connection with Mr. Sharma’s separation. Please see the section entitled “Additional Narrative Disclosure—Retirement Benefits” below for additional information regarding 401(k) plan contributions and the section entitled “Potential Payments Upon Termination of Change in Control” below for additional information regarding the severance paid to Messrs. Sharma and Bershadsky.

(4)	Ms. Secor joined the Company as Chief Financial Officer on December 5, 2022, and Mr. Sharma was not a Named Executive Officer until 2023.
(5)	Amount reported reflects Ms. Secor’s sign-on bonus in February 2023.

Grants of Plan Based Awards During the Fiscal Year Ended December 31, 2023
The following table provides information about the plan-based awards granted to each of our NEOs during 2023.
Name	Type of Award	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lisa Utzschneider	MSU(1)	4/3/2023	2/22/2023				—	420,463	946,042	—	—	$—	$8,850,746
	STIP(2)			$287,500	$577,500	$1,150,000
Tania Secor	MSU(1)	4/3/2023	2/22/2023				—	210,232	473,022	—	—	$—	$4,425,384
	STIP(2)			$250,000	$500,000	$1,000,000
Oleg Bershadsky	—	—	—	—	—	—	—	—	—	—	—	$—	$—
Tom Sharma	MSU(1)	4/3/2023	2/22/2023				—	140,155	315,349	—	—	$—	$2,950,263
	STIP(2)			$168,750	$337,500	$67,500
	MSU	7/31/2023	7/21/2023				—	21,169	47,630	—	—	$—	$809,171
	Option	7/31/2023	7/21/2023				—	—	—	—	100,236	$8.58	$1,241,924
(1)
Reflects the MSUs granted to our NEOs in 2023 under the 2021 Incentive Plan (other than Mr. Bershadsky, whose employment terminated prior to the time the 2023 long-term equity incentive awards were granted), which are subject to performance-vesting conditions and continued employment through the applicable vesting date. For additional information about the 2023 long-term equity incentive awards, see the section entitled “Compensation Discussion & Analysis—2023 Long-Term Incentive Awards”.

(2)
Reflects potential cash payouts under the STIP for 2023. Payouts may range from 0% to 200% of target. Mr. Bershadsky did not receive a STIP payout for 2023 due to his termination of employment in March 2023. Mr. Sharma received a pro-rata portion of his 2023 target STIP award, pro-rated based on days of service during 2023, in connection with his termination of employment in July 2023. See the section entitled “Compensation Discussion & Analysis—Short- Term Incentive Plan (Annual Cash Bonus)” for additional details about the 2023 short-term incentive plan.

(3)
Reflects the full aggregate grant date fair value of stock-based awards granted during 2023, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each Named Executive Officer. For the MSUs, which are considered to be subject to market conditions as defined in FASB ASC Topic 718, the grant date fair value per share was determined using a Monte Carlo simulation based on the probable outcome of achieving the target performance level. For assumptions made in the valuation of the awards, see Note 2(r) (Stock-Based Compensation) to the Company’s 2023 Consolidated Financial Statements included in the Company’s 2023 Form 10-K.

(4)
For the awards with a 7/31/2023 grant date, this does not reflect any new equity grant made in 2023. The amount represents the incremental fair value related to modification of such awards during 2023, as described in more detail above under Compensation Discussion and Analysis. For the MSUs, the incremental fair value was determined using a Monte Carlo simulation, given the stock price performance metric.

Named Executive Officer Employment and Restrictive Covenants Agreements
Ms.  Utzschneider and Ms. Secor are each party to an Employment and Restrictive Covenants Agreement with the Company (the “NEO Agreements”). Each NEO Agreement provides for an indefinite term and requires the NEO to provide at least four weeks of advanced written notice of intention to terminate employment (although the Company may terminate the NEO’s employment at any time, with or without notice). The NEO Agreements also provide for (a) annual base salary that is reviewed annually but may not be decreased by more than 10%, and may only be decreased in the case of a general decrease affecting the executive management team; (b) annual incentive bonus for each fiscal year during employment with us, with the target based on a percentage of base salary; and (c) participation in the Company’s long-term incentive plan and health and welfare benefit plans applicable to executive-level employees. In addition, each NEO Agreement provides for certain severance benefits in the event of a qualifying termination of employment, as well as restrictive covenant obligations, as described below in the section entitled “—Potential Payments Upon a Termination of Employment or a Change in Control”.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 31, 2023.
		Option Awards(1)				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable(2) (#)	Number of securities underlying unexercised options unexerciseable(3) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested
Lisa Utzschneider	1/7/2019	2,051,991	1,025,995(4)	$4.13	1/7/2029	—	—	—	—
	6/30/2021	235,462	329,648(5)	$18.00	6/30/2031	—	—	—	—
	6/17/2022	—	—	—	—	—	—	625,131(6)	$8,995,635
	4/2/2023	—	—	—	—	—	—	946,042(7)	$13,613,541
Tania Secor	12/5/2022	—	—	—	—	152,905(8)	$2,200,303	344,034(9)	$4,950,649
	4/3/2023	—	—	—	—	—	—	473,022(10)	$6,806,787
Oleg Bershadsky	—	—	—	—	—	—	—	—	—
Tom Sharma	6/17/2022	—	—	—	—	—		23,816(11)	$342,716
(1)
Two-thirds (2/3) of each award of Options disclosed in this table are Service Options and the remaining one-third (1/3) are Return Target Options. Twenty-five percent (25%) of the Service Options vest on the first anniversary of the vesting commencement date, and 6.25% of the Service Options vest on the last day of each calendar quarter following the first anniversary of the vesting commencement date until 100% of the Service Options are vested, subject to the Named Executive Officer’s continued employment through the applicable vesting date. The Return Target Options vest upon the achievement of a 3x return on investment to Vista upon certain change in control events. The treatment of these awards upon certain terminations of employment and change in control events is described below under “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(2)	Awards reflected as “exercisable” are Service Options that have vested, but remain outstanding.
(3)	Awards reflected as “unexerciseable” are Service and Return Target Options that have not vested.
(4)
Under the terms of the applicable Option award agreement, (i) 2,051,991 Service Options are vested and exercisable; and (ii) 1,025,995 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Ms. Utzschneider remains employed through the date of such event.

(5)
Ms. Utzschneider received an additional Option grant as part of the Initial Public Offering in June 2021. Under the terms of the applicable Option award agreement, (i) 235,462 Service Options are vested and exercisable; (ii) 141,278 Service Options are unvested and will vest quarterly, as follows: March 30, 2024 (23,546 options), June 30, 2024 (23,547 options), September 30, 2024 (23,546 options), and December 30, 2024 (23,546 options), March 30, 2025 (23,546 options), and June 30, 2025 (23,547 options); and (iii) 188,370 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Ms. Utzschneider remains employed through the date of such event.

(6)
Ms. Utzschneider received a MSU grant in June 2022, which vested 25% on May 2, 2023, and vests 6.25% per quarter thereafter. Under the terms of the applicable award agreement, 218,659 MSUs have vested and 625,131 are unvested. The number of MSUs reflects the maximum payout level, or 225%.

(7)
Ms. Utzschneider received a MSU grant in April 2023, which vested 25% on April 3, 2024, and vests 6.25% per quarter thereafter. Under the terms of the applicable award agreement, none of the MSUs have vested and 946,042 are unvested. The number of MSUs reflects the maximum payout level, or 225%.

(8)
Ms. Secor received a RSU grant in December 2022, which vested 25% on December 5, 2023 and vests 6.25% per quarter thereafter. Under the terms of the applicable award agreement, 50,968 RSUs have vested and 152,905 RSUs are unvested.

(9)
Ms. Secor received a MSU grant in December 2022, which vested 25% on December 5, 2023 and vests 6.25% per quarter thereafter. Under the terms of the applicable award agreement, 74,924 MSUs have vested and 344,034 MSUs are unvested. The number of MSUs reflects the maximum payout level, or 225%.

(10)
Ms. Secor received a MSU grant in April 2023, which vested 25% on April 3, 2024, and vests 6.25% per quarter thereafter. Under the terms of the applicable award agreement, none of the MSUs have vested and 473,022 MSUs are unvested. The number of MSUs reflects the maximum payout level, or 225%.

(11)
Reflects MSUs granted to Mr. Sharma on June 17, 2022 that remained outstanding and eligible to vest on February 2, 2024, as described in the CD&A above. The number of MSUs reflects the maximum payout level, or 225%.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2023
The following table provides information about number of stock options that were exercised, and restricted stock units that vested, for each of our NEOs during 2023 on an aggregate basis.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lisa Utzschneider	—	—	218,659	$3,650,682
Tania Secor	—	—	125,892	$1,765,006
Oleg Bershadsky	322,904	$1,940,151	131,267	$2,281,892
Tom Sharma	300,708	$1,464,196	83,301	$1,390,776
(1)	Represents the number of restricted stock units vested multiplied by the market price of our common stock on the date of vesting.
2023 Nonqualified Deferred Compensation and Other Deferred Compensation Plans
We do not maintain any nonqualified defined contribution plans or active nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation.
2023 Pension Benefits
We do not offer an active defined benefit pension plan or any other form of active supplemental executive retirement plan.
Potential Payments upon Termination or Change in Control
The following table provides information regarding potential payments to certain of our Named Executive Officers as of December 31, 2023 in connection with certain termination or change in control events.
		Termination Scenario at 12/31/2023
Name	Component	Voluntary Resignation	Involuntary (Not for Cause) or For Good Reason	Involuntary (For Cause)	Change in Control	Change in Control and Termination	Death / Disability
Lisa Utzschneider	Cash Severance	—	$787,500	—	—	—	—
	Annual Incentive Plan	—	—	—	—	—	—
	Value of Equity Awards Subject to Accelerated Vesting	—	—	—	—	$10,048,524	—
	Benefits Continuation	—	—	—	—	—	—
Tania Secor	Cash Severance	—	$500,000	—	—	—	—
	Annual Incentive Plan	—	—	—	—	—	—
	Value of Equity Awards Subject to Accelerated Vesting	—	—	—	—	$5,225,527	—
	Benefits Continuation	—	—	—	—	—	—
In connection with Mr. Bershadsky’s separation, the Company and Mr. Bershadsky, our former COO, entered into a Separation Agreement and Release of Claims on March 29, 2023. Subject to continued compliance with the Agreement, Mr. Bershadsky received $450,000 payable over the 12-month period immediately following March 31, 2023, equivalent to 1.0x his base salary at that time. Any unvested MSUs continued to vest for 6 months following his separation date, and any unearned and unvested MSUs following that 6-month period were forfeited at that time. Mr. Bershadsky had 90 days following his separation date to exercise any vested and exercisable stock options (but in no such event beyond the expiration date of the stock option). Any vested and exercisable options not exercised in such window were forfeited. Also, in connection with Mr. Sharma’s separation, the Company and Mr. Sharma, our former CPO, entered into the Sharma Separation Agreement on July 31, 2023. Subject to continued compliance with the Sharma Separation Agreement, Mr. Sharma is entitled to $400,000 payable over the 12-month period immediately following his separation date of August 3, 2023, equivalent to 1.0x his base salary at that time. Mr. Sharma received a pro-rated portion of his 2023 target bonus, equivalent to $199,597. Any unvested MSUs granted pursuant to the MSU award agreement dated June 17, 2022 continued to vest for 6 months following the Separation Date, and any unearned and unvested MSUs following that 6-month period were forfeited at that time. Pursuant to the Sharma Separation Agreement, 100,236 of Mr. Sharma’s unvested stock options accelerated and became exercisable on July 31, 2023. The expense associated with this accelerated vesting is included in the Option Awards column of the Summary Compensation Table above. Mr. Sharma had 90 days following the Separation Date to exercise vested and exercisable options (but in no such event beyond the expiration date of the stock option). Any vested and exercisable options not exercised in such window were forfeited
Treatment of Outstanding Incentive Equity Awards
Ms. Utzschneider’s outstanding Service Options will accelerate and vest upon a “change in control,” which is generally defined as (i) the sale of the Company (as defined in the applicable award agreement), (ii) the sale or transfer to any third party of common stock or shares of the capital stock of any subsidiary, pursuant to which any person or group other than the Investors (as defined in the applicable award agreement) obtains possession of voting power (under ordinary circumstances) to elect a majority of the Company’s board of managers or the board of directors or any other governing body of the applicable subsidiary, or (iii) at any time following the Company’s initial public offering, a sale of shares of the Company by the Investor following which the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investor Fund (as defined in the applicable award agreement) in respect of its ownership of equity or debt securities of the Company or any of its subsidiaries or any loans provided by the Investor Fund during the life of the Investor Fund’s investment period, equals or exceeds the Investor Returns Target (as defined in the applicable award agreement), subject to the terms of the applicable award agreement.
Ms. Secor’s RSU award agreement provides that except to the extent substitute awards are granted in assumption of, or in substitution for, any then unvested RSUs, in the event of a Change in Control, if Ms. Secor incurs a separation from service within six months following such Change in Control, 100% of any then unvested RSUs will immediately become fully vested and non-forfeitable.
In the event the Named Executive Officer experiences a separation from service due to (x) a termination of the Named Executive Officer’s employment by the Company without cause (and not due to the Participant’s death or disability) or (y) the Named Executive Officer’s resignation for good reason, any MSUs that would have been eligible to vest during the six month period following such separation from service will remain outstanding and continue to be eligible to vest and settle. If the MSUs are not assumed or replaced in the event of a Change in Control, 100% of any then-unvested MSUs will immediately become fully time-vested and non-forfeitable on the date of such Change in Control and the actual number of MSUs earned will be determined on the date of the Change in Control by multiplying (x) the number of then-unvested MSUs by (y) the average share price for the 10 trading days immediately preceding the date of the Change in Control divided by the base price set forth in the applicable award agreement (such result will be capped at 2.25 and will have a minimum of 1.0) (the “Change in Control Payout Factor”). If the MSUs are assumed or replaced in the event of a Change in Control, then (i) any then-unvested MSUs shall be converted based on the Change in Control Payout Factor and shall continue to time-vest in accordance with the schedule set forth in the applicable award agreement (the “Converted Award”) and (ii) in the event the Named Executive Officer incurs a separation from service due to a termination of the Named Executive Officer’s employment by the Company without cause (and not due to the Participant’s death or disability) or due to the Named Executive Officer’s resignation for good reason, in each case, within six months following such Change in Control, 100% of any then-unvested portion of the Converted Award will immediately vest on the date of such separation from service.
Separation Benefits under Employment Agreements
The NEO Agreements provide that upon a termination by us other than for “cause” or upon a resignation by such executive for “good reason” (and not in connection with a “change in control”, with respect to Ms. Secor), each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Ms. Utzschneider and Ms. Secor will receive salary continuation payments and continued COBRA coverage at the Company’s expense for 12 months and, at the sole discretion of the Board, a prorated portion of any bonus that may have been awarded in the year of termination. The NEO Agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers (i) soliciting any customers, soliciting or hiring Company employees or inducing them to terminate their employment during the term of the Named Executive Officers’ employment with the Company and for a 12 month period following termination of employment, (ii) competing with the Company during the term of the Named Executive Officers’ employment with the Company for a 12 month period following termination of employment, subject to restrictions in certain jurisdictions, (iii) with respect to Ms. Utzschneider, making disparaging statements about the Company or its officers, directors or employees during and any time after the term employment with the Company, and (iv) disclosing confidential information of the Company or its affiliates.
For the purposes of Ms. Utzschneider’s employment agreement:
•
“Cause” means any of the following: (i) a material failure to perform his or her responsibilities or duties to the Company, subject to certain a notice and cure period; (ii) engagement in illegal conduct or gross misconduct that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm , the standing and reputation of the Company; (iii) commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm , the standing and reputation of the Company; (iv) a material breach of his or her duty of loyalty to the Company or material breach of the Company’s written code of conduct and business ethics or a violations of any of the restrictive covenants; (v) fraud, gross negligence or repetitive negligence committed without regard to written corrective direction in the course of the discharge of duties as an employee to the Company; or (vi) excessive and unreasonable absences from his or her duties for any reason (other than an authorized leave or as a result of disability).

For the purposes of Ms. Secor’s employment agreement:
•
“Cause” means any of the following: (i) a material failure by Ms. Secor to perform her primary responsibilities or duties to the Company under the employment agreement or those other lawful and material responsibilities or duties as reasonably requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how she has not performed her responsibilities or duties and the expected correction, and such failure, if susceptible of cure, has not been cured for a period of 45 days after she receives notice from the Board; (ii) her willful engagement in conduct which she knows at the time to be illegal and that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company; (iii) her conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company; (iv) a material breach of her duty of loyalty to the Company or her material breach of the Company’s written code of conduct and business ethics or restrictive covenants (to the extent any such provisions are then lawful and enforceable), or any other material written agreement between her and the Company; (v) willful and material fraud or gross negligence after written demand for performance has been given by the Board that identifies how she has not performed her responsibilities or duties and the expected correction, and such failure, if susceptible of cure, has not been cured for a period of 45 days after she receives notice from the Board; or (vi) excessive and unreasonable absences from her duties for any reason (excluding any reasonable vacation periods, other than an authorized leave as permitted by law, or as a result of her disability.

For the purposes of the employment agreement with Ms. Utzschneider:
•
“Good Reason” means, subject to certain notice and cure provisions, any of the following: (i) a material, adverse change in Ms. Utzschneider’s duties or responsibilities; (ii) a reduction of greater than 10% of her base salary, or that is not implemented in conjunction with a general decrease in salary for the executive management team; (iii) a material breach by us of any employment agreement employment agreement between the Named Executive Officer and the Company; or (iv) a relocation of her primary place of work by more than 25 miles.

For the purposes of the employment agreement with Ms. Secor:
•	“Good Reason” means, subject to certain notice and cure provisions, any of the following: (i) a material, adverse change in her duties, responsibilities or reporting structure with the Company;
(ii) (A) any reduction in her then current base salary that is not implemented in conjunction with and in equal proportion to a general decrease affecting the executive management team or (B) a reduction in her then current base salary by more than 10% in conjunction with a general decrease affecting the entire executive management team; (iii) a relocation of her primary place of work by more than 50 miles; or (iv) the material breach by the Company of the letter agreement or any other employment agreement between Ms. Secor and the Company.
Pay Ratio Disclosure
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. For 2023, the median annual total compensation of all employees, excluding our CEO, was $182,807 and the annual total compensation of our CEO was $10,033,878. The ratio of these amounts is 55:1.
This calculation of our median employee reflects analysis of our global workforce as of December 31, 2023. We used salary compensation to determine the median employee. Our estimate of salary for our full 2023 fiscal year included: (i) annual base salary and (ii) hourly rate times annual standard hours. Our estimates were based on an analysis of the payrolls in each of the countries in which we operate. Cash compensation rates of employees paid in foreign currencies were converted into US dollars using foreign exchange conversion rates in effect on December 31, 2023.
Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K of the securities laws.
The information disclosed in this section was developed and is provided to comply with applicable SEC rules. We do not use this information in managing our company. We do not believe this information provides shareholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, or for comparing our company with any other company, including the compensation of our CEO or our employees.

Pay vs. Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis elsewhere in this proxy statement.
Year(1)	Summary Compensation Table for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Company Selected Metric: Revenue(7)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2023	$10,033,878	$21,409,968	$3,840,820	$2,643,877	$76.75	$50.27	$7,238	$474,369
2022	$7,597,795	$(19,719,507)	$5,161,284	$1,111,582	$46.88	$43.80	$15,373	$408,348
2021	$35,782,332	$28,187,355	$7,567,794	$7,330,324	$118.45	$74.96	$(52,437)	$323,513
(1)	Lisa Utzschneider served as the Company’s principal executive officer (PEO) for the entirety of 2021, 2022 and 2023. The Company’s other NEOs for the applicable years were as follows:
•	2021: Joseph Pergola and Oleg Bershadsky
•	2022: Tania Secor and Oleg Bershadsky
•	2023: Tania Secor, Oleg Bershadsky and Tom Sharma
(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs.

(3)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant, as discussed further in the footnotes below. Amounts reported in this column represent the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

PEO
			2021	2022	2023
	Summary Compensation Table—Total Compensation	(a)	$35,782,332	$7,597,795	$10,033,878
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$34,448,337	$6,414,698	$8,850,746
+	Fair Value at Fiscal Year End of Outstanding and unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$6,186,862	$4,252,371	$7,953,688
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$18,261,670	$(19,473,112)	$10,234,205
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$—	$—	$—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$2,404,828	$(5,681,863)	$2,038,943
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$—	$—	$—
=	Compensation Actually Paid		$28,187,355	$(19,719,507)	$21,409,968
(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate grant date fair value of the stock awards and option awards granted to the PEO during the indicated fiscal year, computed in accordance with FASB ASC 718.

(c)
Represents the aggregate fair value as of the indicated fiscal year-end of the PEO’s outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)	Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to the PEO and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of the PEO’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(4)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant. Amounts reported in this column represent the compensation actually paid to the NEOs other than the PEO in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

NEO Average
			2021	2022	2023
	Summary Compensation Table—Total Compensation	(a)	$7,567,794	$5,161,284	$3,840,820
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$6,799,769	$4,743,662	$3,142,247
+	Fair Value at Fiscal Year End of Outstanding and unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$3,190,781	$3,589,592	$1,325,618
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$2,905,991	$(2,310,898)	$938,508
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$—	$—	$—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$465,527	$(584,734)	$1,269,716
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$—	$—	$1,588,538
=	Compensation Actually Paid		$7,330,324	$1,111,582	$2,643,877
(a)
Please see footnote 1 for the NEOs included in the average for each indicated fiscal year. Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.

(b)	Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)
Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(f)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on the IPO date of June 29,2021 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)	The TSR Peer Group consists of the Standard & Poor’s U.S. Small Cap Growth Media & Entertainment Index (“S&P Media & Entertainment Index”).

(7)	The Compensation Committee determined that revenue continues to be viewed as a core driver of the Company’s performance and shareholder value creation.
Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the three year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance.
Below are graphs showing the relationship of “Compensation Actually Paid” to our CEO and other NEOs in our fiscal years 2021, 2022 and 2023 to (1) TSR of both our common stock and the S&P Media & Entertainment Index, (2) our net income, and (3) our revenue.

Tabular List of Financial Performance Measures
The following is a list of the three financial performance measures used by the Company to link compensation actually paid to the NEOs for the fiscal year ended December 31, 2023 (which in the Company’s assessment represent the most important financial performance measures in evaluating the Company’s success):
•	Total revenue
•	Adjusted EBITDA
•	Stock price
Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. We define Adjusted EBITDA as income before depreciation and amortization, stock-based compensation, interest expense, benefit from income taxes, restructuring and severance costs, acquisition and integration costs, foreign exchange gains and losses, and other one-time, non-recurring costs.

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee, non-Vista member of our Board during 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of, the other non-employee members of our Board in 2023.
Name	Fees earned or paid in cash ($)(1)	Stock Awards(2)	Total ($)
Otto Berkes	$100,000	$149,994	$249,994
Bridgette Heller	$100,000	$149,994	$249,994
Jill Putman	$120,000	$149,994	$269,994
(1)	The Chair of the Audit Committee received cash fees of $30,000 per quarterly meeting and the remaining directors received cash fees of $25,000 per quarterly meeting.
(2)
Represents the grant date fair value of the annual RSU awards that vest on the first anniversary of the relevant grant date (subject to continued service through the date of vesting), computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each non-employee director. The grant date fair value of each 2023 annual RSU award was based on the per share price of our common stock on the grant date of the awards. See also Note 2(r)—Stock Based Compensation to our audited financial statements included in our 2023 Form 10-K, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. As of December 31, 2023, each of Mr. Berkes and Mses. Heller and Putman held a RSU award with respect to 9,881 shares, which vest on May 11, 2024, subject to continued service.

Non-Employee Director Compensation Policy
The annual compensation of our non-employee and non-Vista directors is as follows:
Type	Amount
Annual cash retainer (paid in quarterly installments)	$100,000
Additional cash retainer compensation for Chair of Audit Committee and Chair of the Compensation and Nominating Committee (paid in quarterly installments)	$20,000
Annual equity retainer (payable in RSUs that cliff vest on the one-year anniversary of the grant date)	$150,000
All non-employee directors are also reimbursed for their reasonable out-of-pocket expenses to attend meetings of our Board and related committees and otherwise attend to our business.
All non-employee, non-Vista board members are expected to have a minimum level of stock ownership equivalent to five times the annual cash retainer, to be achieved within five years of the later of adoption of the set of operating guidelines or joining the Board. As non-employee, non-Vista board members are all within the 5-year compliance period, all such individuals are currently in compliance with our stock ownership guidelines.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics, our employees, directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest.
Related Party Transactions
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive and Director Compensation”, below we describe transactions during the fiscal year ended December 31, 2023 to which we were a participant or will be a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement
The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the Original Amount; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to designate a number of members of each committee of our Board in proportion to its percentage ownership of our common stock, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Rod Aliabadi, Michael Fosnaugh, Christina Lema, Brooke Nakatsukasa and Martin Taylor, five of our current directors, are employed as Managing Director; Senior Managing Director; Managing Director, Deputy Chief Legal Officer and General Counsel; Vice President; and Senior Managing Director, respectively, of Vista.
Registration Rights Agreement
We are party to a registration rights agreement with Vista. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
Consulting Agreement
We have used Vista Consulting Group, LLC (“VCG”), the operating and consulting arm of Vista, for consulting services, and have also reimbursed VCG for expenses related to participation by our employees in VCG sponsored events and for software and professional services centrally managed and administered by VCG and utilized by us, and also paid to VCG related fees and expenses. We paid VCG approximately $2,000 for the year ended December 31, 2023.
The Company incurs various travel and other expenses related to services provided by Vista Equity Partners Management, LLC. The Company incurred expenses of approximately $100,000 during the years ended December 31, 2023 for various travel and other expenses.
Secondary Offerings and Block Trade
In May 2023, funds affiliated with Vista conducted an underwritten secondary offering of 11,500,000 shares of the Company’s common stock. In June 2023, funds affiliated with Vista sold 5,220,000 shares of the Company’s common stock in a block trade in compliance with Rule 144 of the Securities Act. In December 2023, funds affiliated with Vista conducted an underwritten secondary offering of 11,000,000 shares of the Company's common stock. The Company did not receive any proceeds from these sales, but bore the costs associated therewith (other than underwriting discounts and commissions), which were approximately $1.8 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 11, 2024 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 159,761,454 shares of common stock outstanding as of March 11, 2024.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 11, 2024 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the mailing address of each beneficial owner listed on the table is c/o Integral Ad Science Holding Corp., 12 East 49th Street, 20th Floor, New York, NY 10017.
	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Shareholders
Vista Funds(1)	65,010,001	41%
Atlas Venture Fund VIII, L.P.(2)	22,722,771	14%
The Vanguard Group(3)	8,106,247	5%
Named Executive Officers and Directors
Lisa Utzschneider(4)	2,459,656	2%
Tania Secor(5)	221,959	*
Oleg Bershadsky(6)	—	—
Tom Sharma(7)	49,830	*
Rod Aliabadi	—	—
Otto Berkes	39,452	*
Michael Fosnaugh	—	—
Bridgette Heller	21,512	*
Christina Lema	—	—
Brooke Nakatsukasa	—	—
Jill Putman	24,615	*
Martin Taylor	—	—
All Directors and Executive Officers as a Group (10 individuals)(8)	2,767,194	2%
*	Less than 1%.
(1)
As reported on the Form 4 filed January 4, 2024, shares held by the Vista Funds (as defined below) include 40,222,196 shares held directly by Vista Equity Partners Fund VI, L.P. (“VEPF VI”), 24,298,354 shares held directly by Vista Equity Partners Fund VI-A, L.P. (“VEPF VI-A”), and 489,451 shares held directly by VEPF VI FAF, L.P. (“FAF,” and collectively with VEPF VI and VEPF VI-A, the “Vista Funds”). Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of each of Vista Funds. Fund VI GP’s sole general partner is VEPF VI GP, Ltd. (“Fund VI UGP”). Robert F. Smith is the sole director and one of 11 members of

Fund VI UGP. VEPF Management, L.P. (“Management Company”) is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”), and the Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, the Management Company, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI GP, Fund VI UGP, the Management Company, VEPM and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)
As reported on the Schedule 13G/A filed on January 31, 2023, Atlas Venture Fund VIII, L.P. (“Atlas VIII”) directly holds 22,722,771 shares. Atlas Venture Associates VIII, L.P. (“AVA VIII LP”) is the sole general partner of Atlas VIII. Atlas Venture Associates VIII, Inc. (“AVA VIII Inc.”) is the sole general partner of AVA VIII LP and its four directors are Jeff Fagnan, Peter Barrett, Jean-Francois Formela and Bruce Booth, who may act by majority. Each of Atlas VIII, AVAI VIII LP and AVA VIII Inc. disclaim beneficial ownership of all shares except to the extent of its pecuniary interest, if any, therein. The business address of each of Atlas VIII, AVA VIII LP and AVA VIII Inc. is 56 Wareham Street, Floor 3, Boston, MA 02118.

(3)
As reported on the Schedule 13G filed on February 13, 2024, The Vanguard Group (“Vanguard”) has shared voting power over 91,729 shares, sole dispositive power over 7,958,730 shares and shared dispositive power over 147,517 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Includes 148,657 shares of common stock, options to purchase 2,287,453 shares of common stock that are currently exercisable and options to purchase 23,546 shares of common stock that become exercisable within 60 days as of March 11, 2024.

(5)	Includes 221,959 shares of common stock.
(6)	Based on the Form 4 filed by Mr. Bershadsky on April 5, 2023. The Company was unable to obtain more recent information as to Mr. Bershadsky’s ownership of common stock.
(7)	Based on the Form 4 filed by Mr. Sharma on August 4, 2023. The Company was unable to obtain more recent information as to Mr. Sharma’s ownership of common stock.
(8)
Includes options to purchase 2,287,453 shares of common stock that are currently exercisable and options to purchase 23,546 shares of common stock that become exercisable within 60 days as of March 11, 2024.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that due to an administrative error, a Form 4 for each of Ms. Utzschneider, Ms. Secor and Mr. Sharma was not filed with the SEC on a timely basis to report, in each case, a grant of MSUs.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2023 regarding shares of our common stock that may be issued under the Company’s equity compensation plans, consisting of the 2021 Incentive Plan, the Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), and the 2018 Plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(3)
Equity compensation plans approved by security holders(1)	15,600,339	$7.61(2)	22,817,414
Equity compensation plans not approved by security holders	—	—	—
Total	15,600,339	$7.61	22,817,414
(1)	Includes the 2021 Plan, the ESPP and the 2018 Plan.
(2)	The weighted average exercise price excludes RSUs and MSUs that have no exercise price.
(3)
Includes (i) 18,517,526 shares of common stock that remained available for grant under the 2021 Plan as of December 31, 2023, and (ii) 4,299,888 shares of common stock that remained available under the ESPP as of December 31, 2023. The 2021 Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each calendar year during the term of the Plan, equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on each December 31 immediately prior to the date of increase or (ii) such lesser number of shares of common stock determined by our Board. The number of shares available for issuance under the ESPP is increased annually on January 1 of each calendar year beginning in 2022 and ending in and including 2031, by an amount equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board, provided that no more than 16,000,000 shares of our common stock may be issued under the Section 423 Component. As of December 31, 2023, there were approximately 140,000 shares of common stock subject to purchase under the ESPP for the offering period that ended on January 31, 2024. There are no shares of common stock remaining to be issued under the 2018 Plan as our Board determined not to make any further awards under such plan following the completion of our IPO.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP for the year ended December 31, 2023 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2023 and 2022 (in thousands):
	2023	2022
Audit Fees(1)	$3,845	$1,980
Audit-Related Fees(2)	$175	$—
Tax Fees(3)	$639	$283
All Other Fees(4)	$6	$10
Total	$4,665	$2,273
(1)
Audit fees include professional services rendered for the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, and services provided in connection with other regulatory filings. Audit fees for 2023 also include professional services rendered for the audit of our internal controls over financial reporting.

(2)	Audit-related fees consist of fees billed for services in connection with a system implementation.
(3)	Tax fees include the aggregate fees billed for services rendered for tax compliance, tax planning, and tax advice.
(4)	All other fees include aggregate fees billed for services other than those disclosed above, including access to online accounting and tax research software applications.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PricewaterhouseCoopers LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PricewaterhouseCoopers LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING
DECEMBER 31, 2024.

AUDIT COMMITTEE REPORT
The Audit Committee is composed solely of independent directors under SEC rules and the NASDAQ listing standards. None of the Audit Committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee received written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence, including whether the provision of services during the fiscal year ended December 31, 2023 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Audit Committee:
Jill Putman, Chair
Otto Berkes
Bridgette Heller

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://investors.integralads.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
A paper copy of the annual report on Form 10-K including financial statements and financial statement schedules, but without exhibits, is also available without charge to shareholders upon written request to: Jonathan Schaffer, Senior Vice President, Investor Relations, at 12 East 49th St., 20th Floor, New York, NY 10017. Copies of any exhibit will be forwarded upon written request, subject to a reasonable charge for copying and mailing.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A
Reconciliation of Non-GAAP Financial Measure
We use supplemental measures of our performance, which are derived from our consolidated financial information, but which are not presented in our consolidated financial statements prepared in accordance with GAAP. Adjusted EBITDA is the primary financial performance measure used by management to evaluate our business and monitor ongoing results of operations. We define adjusted EBITDA as loss before depreciation and amortization, stock-based compensation, interest expense, benefit from income taxes, acquisition, restructuring and integration costs, IPO readiness costs, foreign exchange gains and losses, and other one-time, non-recurring costs.
We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our shareholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period-to-period comparisons. Although we believe these measures are useful to investors and analysts for the same reasons they are useful to management, these measures are not a substitute for, or superior to, U.S. GAAP financial measures or disclosures and should be read only in conjunction with financial information presented on a GAAP basis. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may define or calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
We encourage you to review the reconciliation of Adjusted EBITDA to net income (loss) in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items.
(in thousands)	Year Ended December 31,
	2023	2022	2021
Net income (loss)	$7,238	$15,373	$(52,437)
Depreciation and amortization	$54,966	$50,396	$62,286
Stock-based compensation	$81,103	$44,752	$58,766
Interest expense, net	$12,236	$9,053	$19,244
Benefit from income taxes	$(2,382)	$(2,288)	$(3,538)
Restructuring and severance costs	$4,028	$10,321	$4,249
Acquisition and integration costs	—	$97	$3,092
Foreign exchange loss, net	$430	$4,798	—
Employee retention tax credit	—	$(6,981)	—
Facility exit costs	—	—	$6,600
Debt extinguishment costs	—	—	$3,721
IPO readiness costs	—	—	$1,094
Offering costs, impairments and other costs	$1,913	$1,058	$223
Adjusted EBITDA	$159,532	$126,579	$103,300

INTEGRAL AD SCIENCE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/06/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IAS2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/06/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class III Directors

Nominees

01) Bridgette Heller   02) Christina Lema   03) Jill Putman

The Board of Directors recommends you vote 1 YEAR on the following Proposal 2:

	1 year	2 years	3 years	Abstain
2. Approval, on an advisory (non-binding) basis, of the frequency of the future advisory votes on the compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following Proposals 3 and 4:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000632167_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available for viewing electronically at www.proxyvote.com

INTEGRAL AD SCIENCE HOLDING CORP.
Annual Meeting of Shareholders
May 7, 2024 4:30 PM ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Tania Secor and Yossi Almani, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTEGRAL AD SCIENCE HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 PM ET on May 7, 2024, at www.virtualshareholdermeeting.com/IAS2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in their discretion.

Continued and to be signed on reverse side

0000632167_2 R1.0.0.6